EXHIBIT 23.0


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-37229, 333-46243, 333-52601, 333-58799,
333-64069,  333-75253,  333-92023,  333-93761,  333-94815, 333-44928, 333-46738,
333-54160, 333-61948, 333-74180, 333-02672 and 333-52601) and on Forms S-8 (Nos.
333-05705,  333-12551,  333-58801,  333-60731,  333-89631, 333-91985, 333-37624,
333-37626 and 333-74050) of Home Properties of New York, Inc. of our reports dated (1) October 23, 2002 relating to the combined statement of revenues and certain expenses of the Holiday Properties and (2) October 15, 2002 relating to the statement of revenues and certain expenses of Cider Mill Apartments, which appear in the Current Report on Form 8-K of Home Properties of New York, Inc. dated March 1, 2002.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
October 25, 2002